Exhibit 10.9

Five Prime Therapeutics, Inc.

2013 Omnibus Incentive Plan

Restricted Stock Agreement

Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), hereby grants shares of its common stock, par value $0.001 per share (“Common Stock”), to the individual named below as the Participant, subject to the vesting conditions set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in Five Prime’s 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:

Name of Participant:

Number of Shares of Common Stock Covered by Grant:

Vesting Commencement Date:

Vesting Schedule: [ ]

By your signature below, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Participant:
(Signature)

Five Prime Therapeutics, Inc.

By:
Lewis T. Williams
President and Chief Executive Officer

Attachment

This is not a stock certificate or a negotiable instrument.

Five Prime Therapeutics, Inc.

2013 Omnibus Incentive Plan

Restricted Stock Agreement

Restricted Stock/ Nontransferability	This grant is an award of Common Stock in the number of shares set forth on the cover sheet and subject to the vesting conditions described below (“Restricted Stock”). The purchase price for the Restricted Stock is deemed paid by your prior services to Five Prime. To the extent not yet vested, your Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or by operation of law, except by will or the laws of descent and distribution.

Vesting	Five Prime will issue the shares of Restricted Stock subject to this Agreement in your name as of the Grant Date.

Your right to shares of Common Stock under this Agreement vests as set forth in the Vesting Schedule shown on the cover sheet, provided you then continue in Service (each vesting date, a “Vesting Date”).

Change in Control	Notwithstanding the vesting schedule set forth above, immediately prior to the consummation of a Change in Control, all unvested Restricted Stock will become 100% vested (i) if this award is not assumed, or an equivalent award is not substituted for the unvested Restricted Stock, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment as of the Change in Control or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof)

except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control. To qualify as an “Involuntary Termination” you must provide notice to the Company of any of the foregoing occurrences within 90 days of the initial occurrence and the Company shall have 30 days to remedy such occurrence. To the extent not remedied, you must terminate employment within 60 days following the expiration of the 30 day cure period for such occurrence to constitute an Involuntary Termination.

Forfeiture of Unvested Common Stock	In the event that your Service terminates for any reason, you will forfeit to Five Prime all of the shares of Common Stock subject to this Agreement that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Issuance	The issuance of shares of Common Stock under this Agreement shall be evidenced in such a manner as Five Prime, in its discretion, deems appropriate, including book-entry, registration, or issuance of one or more stock certificates, with any unvested Restricted Stock bearing a legend with the appropriate restrictions imposed by this Agreement. As your interest in the shares of Common Stock subject to this Agreement vests as described above, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified. To the extent certificates are issued with regard to unvested shares of Common Stock, such certificates will be held in escrow with the Secretary of Five Prime while such shares of Common Stock remains unvested.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of shares of Common Stock under this Agreement. In the event that Five Prime or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of shares arising from this grant under applicable laws, Five Prime or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from Five Prime or any Affiliate (including by repurchasing vested shares of Common Stock under this Agreement). Subject to the prior approval of Five Prime, which approval may be withheld by Five Prime, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing Five Prime to withhold shares of Common Stock otherwise issuable to you or by delivering to Five Prime shares of Common Stock. The shares of Common Stock so delivered or withheld may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Code Section 83(b) Election	Under Code Section 83, the Fair Market Value of shares of Common Stock on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at the time such forfeiture restrictions lapse. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested shares of Common Stock described above. You may elect to be taxed at the time the shares of Common Stock are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Code Section 83(b) with the Internal Revenue Service within 30 days after the Grant Date. If you timely make an election under Code Section 83(b) with the Internal Revenue Service, you will have to make a tax payment based on the Fair Market Value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Your failure to make this filing within the 30-day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT FIVE PRIME’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST FIVE PRIME OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Retention Rights	This Agreement does not give you the right to be retained or employed by Five Prime or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between Five Prime or any Affiliate and you, Five Prime or any Affiliate reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights

You have the right to vote the Restricted Stock and to receive any dividends declared or paid on such stock. You have the right to a cash payment of any dividends within forty-five (45) days of the Vesting Date of the stock on which dividends are declared or paid if such dividends are not reinvested in shares of Common Stock. Any distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. Five Prime may in its sole discretion require any dividends paid on the Restricted Stock to be reinvested in shares of Common Stock, which Five Prime may in its sole discretion deem to be a part of the shares of Restricted Stock and subject to the same conditions and restrictions applicable thereto. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to any unvested shares of Restricted Stock and such shares of Restricted Stock shall immediately expire.

Adjustments	In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of shares covered by this grant shall be adjusted pursuant to the Plan. Your Restricted Stock shall be subject to the terms of the agreement of merger, liquidation, or reorganization in the event Five Prime is subject to such corporate activity in accordance with the terms of the Plan.

Legends	All certificates representing shares of Restricted Stock issued in connection with this Agreement shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and Five Prime regarding this grant of Restricted Stock. Any prior agreements, commitments, or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and Five Prime or any Affiliate shall supersede this Agreement with respect to its subject matter.

Data Privacy	In order to administer the Plan, Five Prime may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information, and any other information that might be deemed appropriate by Five Prime to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to Five Prime to process any such personal data.

Consent to Electronic Delivery	Five Prime may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that Five Prime may deliver the Plan prospectus and Five Prime’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, Five Prime would be pleased to provide copies. Please contact Five Prime’s Secretary to request paper copies of these documents.

Other Agreements	You agree, as a condition of this grant, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as Five Prime may require.

Code Section 409A	It is intended that this award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that Five Prime determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by Five Prime. For purposes of this award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing this Agreement, you agree to all of the terms and conditions of this Agreement and in the Plan.

Exhibit A

Participant Election under Section 83(b) of

the Internal Revenue Code

The undersigned Participant hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and social security number of the undersigned:

Name:

Address:

Social Security No.:

2.	Description of property with respect to which the election is being made:

                     shares of Common Stock, par value $0.001 per share, of Five Prime Therapeutics, Inc., a Delaware corporation (the “Company”)

3.	The date on which the property was transferred is , 20 .

4.	The taxable year to which this election relates is calendar year 20 .

5.	Nature of restrictions to which the property is subject:

The shares of Common Stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Company. The shares of Common Stock are subject to forfeiture under the terms of the Restricted Stock Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $ per share, for a total of $ .

7.	The amount paid by taxpayer for the property was $ .

8.	A copy of this statement has been furnished to the Company.

Dated:                          , 20

Taxpayer’s Signature

Taxpayer’s Name

Procedures for Participant Making Election

Under Internal Revenue Code Section 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code Section 83(b) in order for the election to be effective:

1.	You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

2.	At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of Five Prime.

3.	You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.